Exhibit (a)(1)

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:52 PM 07/20/2018
FILED 12:52 PM 07/20/2018
SR 20185764410 – File Number 6982367

CERTIFICATE OF TRUST

OF

1WS CREDIT INCOME FUND

This Certificate of Trust is being filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

1.          The name of the trust is 1WS CREDIT INCOME FUND (the “Trust”).

2          The name and address of the Registered Agent in the State of Delaware is Corporation Service Company and its address is located at 251 Little Falls Drive, Wilmington, County of New Castle, 19808.

3          The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.          The name of the initial trustee is Kurt A. Locher and the business address of the trustee is c/o 1WS Capital Advisors, LLC, 1290 Avenue of the Americas, 34th Floor, New York, New York 10104.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust this 18th day of July, 2018.

By:	/s/ Kurt A. Locher
Name:	Kurt A. Locher
Title:	Trustee